EXHIBIT 99.1

Media Contact:  Chris Tofalli

Broadgate Consultants, Inc.

212-232-2226

Investor Contact: W. Scott Wenhold

Graphic Packaging Corporation

770-644-3062

GRAPHIC PACKAGING CORPORATION APPOINTS NEW BOARD MEMBER

Marietta, GA., July 20, 2005 – Graphic Packaging Corporation (NYSE: GPK) announced today that William R. Fields was appointed to the Company’s Board of Directors effective Wednesday, July 20, 2005. Mr. Fields fills the vacancy created by recently retired board member, Martin D. Walker.

“We are very pleased to add Bill Fields to the Board of Graphic Packaging,” said Jeffrey H. Coors, Executive Chairman of the Board of Graphic Packaging Corporation.  “His outstanding credentials, leadership and commitment will go a long way in helping our Board further the Company’s priorities.”

Mr. Fields brings over 30 years retail and consumer goods industry experience to Graphic Packaging, with approximately 20 of those years at the executive level. Most recently, he spent three years as Chairman and CEO at Factory 2 U Stores. In addition, he was President and CEO at Hudson’s Bay Company, as well as Chairman and CEO at Blockbuster Entertainment Group. He also spent 25 years at Wal-Mart Stores where he served as divisional President and CEO, Executive Vice President of Merchandising and Sales and Senior Vice President of Distribution and Transportation.  Mr. Fields has provided oversight for various strategic initiatives including emerging market entry, brand development, and logistical infrastructure. He has also provided planning and oversight for various operational support divisions, including marketing and human relations.

About Graphic Packaging Corporation

Graphic Packaging Corporation, headquartered in Marietta, Georgia, is a leading provider of paperboard packaging solutions to multinational food, beverage and other consumer products companies. The Company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at http://www.graphicpkg.com.